EXHIBIT (4)r(1)

AMENDMENT NO. 1

to

REVOLVING CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO REVOLVING CREDIT AGREEMENT (the “Amendment”) is made as of March 8, 2004, but effective as of December 31, 2003 (the “Effective Date”), by and among STEPAN COMPANY (the “Borrower”), the financial institutions listed on the signature pages hereof (the “Banks”) and BANK ONE, NA, in its capacity as contractual representative (the “Agent”) under that certain Revolving Credit Agreement dated as of May 3, 2002 by and among the Borrower, the financial institutions party thereto and the Agent (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”). Defined terms used herein and not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

WITNESSETH

WHEREAS, the Borrower, the Banks and the Agent are parties to the Credit Agreement; and

WHEREAS, the Borrower has requested that the Banks amend the Credit Agreement on the terms and conditions set forth herein;

WHEREAS, the Borrower, the Agent and the requisite number of Banks have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to the following amendments to the Credit Agreement:

1.	Amendments to the Credit Agreement. Effective as of the Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

1.1.	The definition of “Consolidated Earnings Before Interest and Taxes” now appearing in Section 1.1 of the Credit Agreement is deleted in its entirety and the following is substituted therefor:

“Consolidated Earnings Before Interest and Taxes” means, for any fiscal quarter, the sum of (i) earnings before income taxes for such fiscal quarter, plus (ii) Consolidated Interest Expense for such fiscal quarter, less (iii) equity earnings of Unrestricted Subsidiaries of the Company for such quarter determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with Agreement Accounting Principles; provided, however, that notwithstanding the foregoing, Consolidated Earnings Before Interest and Taxes shall (x) exclude, to the extent included in determining such earnings, any non-cash charges for deferred compensation resulting from the fluctuation in plan asset values in the Company’s deferred compensation plans, but only so long as the Company’s and its Restricted Subsidiaries’ funding obligations with respect to such deferred compensation plans are fully satisfied, (y) exclude, to the extent included in determining such earnings, any gains resulting from the write-up or appreciation of plan assets held in the Company’s and its Restricted Subsidiaries’ deferred compensation plans, and (z) in all events, reflect the original period expense for bonuses or director fees, as well as interest or dividend income and realized gains or losses on related investments, reported in accordance with Agreement Accounting Principles, by the Company and its Restricted Subsidiaries in connection with the Company’s deferred compensation plans.

1.2.	Section 6.3(A) of the Credit Agreement is deleted in its entirety and the following is substituted therefor:

(A) Interest Coverage Ratio. The Company and the Restricted Subsidiaries will maintain a ratio of Consolidated Earnings Before Interest and Taxes to Consolidated Interest Expense, as of the end of each fiscal quarter of the Company, such that the ratio calculated for such fiscal quarter and the preceding three fiscal quarters taken as one accounting period is at least the following at each date indicated below:

Fiscal Quarter Ending	Interest Coverage Ratio

December 31, 2003	1.25 to 1.00
March 31, 2004	1.25 to 1.00
June 30, 2004	1.10 to 1.00
September 30, 2004	1.50 to 1.00
December 31, 2004 and thereafter	2.00 to 1.00

1.3.	Section 6.11 of the Credit Agreement is amended to insert the following at the end thereof:

The foregoing provisions of this Section 6.11 to the contrary notwithstanding, during the period beginning January 1, 2004, through and including December 31, 2004, the Company will not apply any of its funds, property or assets to, or set apart any funds, property or assets for, the purchase, redemption or other retirement of, any shares of capital stock of any class of the Company (collectively, “Stock Buy-Back Payments”), unless immediately after giving effect to such action, the aggregate amount of Stock Buy-Back Payments for such period (valued immediately after such action) would not exceed $1,000,000.

1.4.	Exhibit C to the Credit Agreement is deleted and a new Exhibit C in the form of Attachment A hereto is substituted therefor.

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2.	Termination of Forbearance Agreement. Concurrently with the effectiveness of this Amendment, that certain Forbearance Agreement, dated as of February 13, 2004, by and among the Borrower, the Banks and the Agent, shall be terminated and of no further force and effect, other than the provisions of Sections 4 and 7 thereof which shall survive such termination.

3.	Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Agent shall have received:

(a)	duly executed originals of this Amendment from each of the Borrower, the requisite number of Banks required pursuant to Section 10.01 and the Agent;

(b)	copies of a duly executed First Amendment, dated as of even date herewith, in respect of the Company’s (i) Amended and Restated Note Agreement dated as of December 1, 2002 among the Company and each of the institutional investors listed therein, (ii) Amended and Restated Note Agreement dated as of December 1, 2002 among the Company and each of the institutional investors listed therein, (iii) Amended and Restated Note Agreement dated as of December 1, 2002 among the Company and each of the institutional investors listed therein, and (iv) Note Purchase Agreement dated as of September 1, 2002 among the Company and each of the institutional investors listed therein; and

(c)	such other documents, instruments and agreements as the Agent shall reasonably request.

4.	Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

(a)	The Borrower hereby represents and warrants that this Amendment and the Credit Agreement as previously executed and as modified hereby constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally).

(b)	Upon the effectiveness of this Amendment and after giving effect hereto, the Borrower hereby (i) reaffirms all covenants, representations and warranties made in the Credit Agreement as modified hereby, and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment except that any such covenant, representation, or warranty that was made as of a specific date shall be considered reaffirmed only as of such date and (ii) certifies to the Agent and the Banks that no Default or Unmatured Default has occurred and is continuing.

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5.	Reference to the Effect on the Credit Agreement.

5.1.	Upon the effectiveness of Section 1 hereof, on and after the date hereof, each reference in the Credit Agreement (including any reference therein to “this Credit Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring thereto) or in any other Loan Document shall mean and be a reference to the Credit Agreement as modified hereby.

5.2.	Except as specifically modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

5.3.	The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Banks, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

6.	GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

7.	Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8.	Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

STEPAN COMPANY, as Borrower

By:
Name:
Title:

BANK ONE, NA, as Agent, as LC Issuer and as a Bank

By:
Name:
Title:

HARRIS TRUST AND SAVINGS BANK, as a Bank

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Bank

By:
Name:
Title:

ATTACHMENT A

EXHIBIT C

COMPLIANCE CERTIFICATE

To:	The Banks parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of May 3, 2002, among the Company, the banks party thereto and Bank One, NA as Agent for the Banks (as amended, the “Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [Vice President - Finance and Administration][Vice President and Corporate Controller] of the Company;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

__________________________________________________________

__________________________________________________________

__________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this          day of                     , 20            .

Name:
Title:

[SAMPLE]

SCHEDULE I TO COMPLIANCE REPORT

Calculation Test

1.	Interest Coverage Ratio
a.	Consolidated Earnings Before Interest and Taxes

for quarter ended                              plus

preceding three quarters

b.	Consolidated Interest Expense for quarter ended

                         plus preceding three quarters

                                                                                                              a : b                           to 1.0

[December 31, 2003 and March 31, 2004:
1.25 to 1.00; June 30, 2004: 1.10 to 1.00;
September 30, 2004: 1.50 to 1.00; and
December 31, 2004 and thereafter: 2.00 to
1.00]

2.	Dividend Limitation
a.	Restricted Payments since December 31, 2001

b.	$30,000,000 + Consolidated Net Income -

Consolidated Net Loss since December 31, 2001

                                                                                                              a + b

3.	Stock Buy-Back Limitation
a.	For the period beginning January 1, 2004 through

December 31, 2004, Stock Buy-Back Payments

                                                                                                                                              [$1,000,000]

4.	Funded Indebtedness Limitation
a.	Consolidated Funded Indebtedness

b.	Guaranties

c.	Unfunded Liabilities

d.	Consolidated Capitalization

                                                                                                               a+b+c

                                                                                                                               d                      to 1.0

                                                                                                                                               [.55 to 1.0]

5.	Sale of Assets
a.	Assets sold since December 31, 2001 $50,000,000

b.	Assets sold during FY , 20 15%

c.	Consolidated Tangible Assets

                                                                                                                          b : c